Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-                                  ) on Form S-1 of our report dated April 16, 2012, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2011 and 2010 of 22nd Century Group, Inc., appearing in the Prospectus, which is part of this Registration Statement. Our report, dated April 16, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Freed Maxick CPAs, P.C. (Formerly known as Freed, Maxick & Battaglia, CPAs, PC)

Buffalo, New York
February 4, 2013